Exhibit 99.1
KVH Industries Appoints Robert Tavares to Board of Directors

Announces Agreement with Vintage Capital Management

MIDDLETOWN, RI - April 8, 2020 - KVH Industries, Inc., (Nasdaq: KVHI) (“KVH” or the “Company”), today announced that it has reached an agreement (the “Agreement”) with Vintage Capital Management, LLC (“Vintage”) to appoint Robert Tavares to the Company’s Board of Directors (the “Board”) as an independent Class II director, effective immediately.
“We welcome Robert to the Board and are pleased to have come to this agreement with one of our significant shareholders,” said Martin Kits van Heyningen, KVH’s Chairman and Chief Executive Officer. “We remain fully focused on executing against our strategic plan, prudently operating our business and enhancing long-term value going forward.”
Pursuant to the Agreement, Vintage will withdraw its slate of directors and commits to voting its shares for all of KVH’s nominees at the 2020 Annual Meeting. Vintage has also agreed to certain customary provisions including a standstill. The Company’s agreement with Vintage will be filed on a Form 8-K with the Securities and Exchange Commission (“SEC”).
Kirkland & Ellis LLP served as legal counsel to KVH and Willkie Farr & Gallagher LLP served as legal counsel to Vintage with respect to the Cooperation Agreement.

About Robert Tavares
Mr. Tavares has over 30 years of experience in microelectronics and semiconductors for both commercial and defense applications. He served as CEO, President and member of the Board of the then-public company API Technologies. Prior to joining API, Mr. Tavares was President of Crane Electronics Inc., a provider of microelectronic-based solutions for power and microwave applications to the defense, commercial aerospace, and medical markets, President and Director of e2v US Operations, a leading supplier of technology solutions in RF power and semiconductors, and in various management roles at Tyco Electronics, M/A Com Division. He holds a B.S in Engineering from the University of Massachusetts, Dartmouth.
About KVH Industries, Inc.

KVH Industries, Inc., (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

KVH Contact:

KVH Industries, Inc.
Brent Bruun, 401-845-8194
bbruun@kvh.com

OR

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding execution against our strategic plan, prudent operation of our business and enhancement of long-term value. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: adverse affect on our revenues, results of operations and financial condition resulting from the recent coronavirus outbreak, decreased profitability and cash flow resulting from the sale of our Videotel business, a history and expectation of continuing losses as we increase investments in various initiatives, including the photonic chip and KVH Watch technology; increased costs arising from our new AgilePlans dealer incentive program; increased advisory and other costs arising from director nominations by a shareholder and other potential shareholder activism; potential liabilities arising from our sale of Videotel; the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the HTS network; potential challenges or delays in the transition of customers from our legacy network to our HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; potential adverse events arising out of accounting errors and the correction thereof, including adverse reactions from investors, research analysts, regulators and others, including adverse changes in our projected financial performance; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; increased competition for content services; ongoing fluctuations in engineering service revenues, which can vary significantly from period to period; exposure for potential intellectual property infringement; potential additional litigation expenses; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2020. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracPhone, and AgilePlans are registered trademarks of KVH Industries, Inc.